UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2025

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8080 Norton Parkway
Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 534-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	AVY	New York Stock Exchange
3.75% Senior Notes due 2034	AVY34	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 11, 2025, Avery Dennison Corporation, a Delaware corporation (the “Company”), closed its previously announced issuance of €500,000,000 aggregate principal amount of 4.000% senior notes due 2035 (the “Notes”). The net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses, were approximately €493.5 million. The Company intends to use the net proceeds of the offering for general corporate purposes, including to finance acquisitions and repay existing indebtedness under the Company’s commercial paper program.

The offering of the Notes was registered under an effective Registration Statement on Form S-3 filed by the Company on April 11, 2025 (Registration No. 333-286478). The Notes were issued pursuant to an indenture, dated as of November 20, 2007, as supplemented by an eleventh supplemental indenture, dated as of September 11, 2025 (as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Notes bear interest at a rate of 4.000% per year and will mature on September 11, 2035. Interest on the Notes is payable annually in arrears on September 11 of each year, beginning on September 11, 2026.

Prior to June 11, 2035 (the “Par Call Date”), the Company may redeem the Notes, at its option, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) a “make-whole” amount as described in the Indenture, plus in either case accrued and unpaid interest to, but not including, the redemption date; provided, however, that, if the Company redeems any Notes on or after the Par Call Date, the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

In the event of a change of control triggering event as described in the Indenture, the Company would be required to offer to repurchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

The Notes are unsecured and unsubordinated obligations of the Company. The Notes rank equally and ratably with all of the Company’s other existing and future unsecured and unsubordinated indebtedness and other liabilities; senior in right of payment to all of the Company’s future subordinated indebtedness, if any; effectively junior to all of the Company’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries. The descriptions of the Indenture and the Notes contained herein are summaries and are qualified in their entirety by the Indenture and Notes attached hereto as Exhibits 4.1 and 4.2, which are incorporated by reference.

Attached hereto as exhibits are the agreements and opinion relating to the offering. The exhibits are expressly incorporated by reference and into the aforementioned Registration Statement on Form S-3, and any amendments thereto.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The disclosure in Item 1.01 above is incorporated in this section by reference.

Item 8.01	Other Events.

The disclosure in Item 1.01 above is incorporated in this section by reference.

In connection with the issuance and sale of the Notes, on September 8, 2025, the Company entered into an underwriting agreement with Citigroup Global Market Limited, Merrill Lynch International and Mizuho International plc and the other underwriters named in Schedule 2 therein.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Title

1.1+	Underwriting Agreement, dated September 8, 2025, between Avery Dennison Corporation and the underwriters named therein.

4.1

Indenture between Avery Dennison Corporation and The Bank of New York Trust Company, N.A., as Trustee, dated as of November 20, 2007 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 20, 2007).

4.2

Eleventh Supplemental Indenture between Avery Dennison Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of September 11, 2025 (including Form of 4.000% Senior Notes due 2035 on Exhibit A thereto).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

+	Exhibits marked with a (+) exclude certain portions of the exhibit pursuant to Item 601(b)(2)(ii) of Regulation S-K. A copy of the omitted portions will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION
Date: September 11, 2025

	By:	/s/ Gregory S. Lovins
	Name:	Gregory S. Lovins
	Title:	Senior Vice President and Chief Financial Officer